Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS THIRD QUARTER FISCAL 2005 RESULTS

JASPER, IN (May 3, 2005) - Kimball International, Inc. (NASDAQ: KBALB) today announced the financial results for the third quarter of fiscal year 2005, which ended March 31, 2005.

During the third quarter of fiscal year 2005, the Company ceased operations relating to its residential branded furniture products within the Furniture and Cabinets segment. The results of the residential branded furniture products are reported as a discontinued operation. Also included in discontinued operations are the results of the veneer slicing operation which was discontinued in the second quarter of fiscal year 2005. Sales, gross margin, selling, general and administrative costs and income from continuing operations discussed below exclude the results of the discontinued operations. All prior periods have been restated.

Consolidated Overview
Net sales for the third quarter of fiscal year 2005 totaled $275.6 million, a decrease of 1% from the net sales of $277.9 million reported for the fiscal 2004 third quarter, as an increase in sales in the Furniture and Cabinets segment was more than offset by a decrease in sales in the Electronic Contract Assemblies segment. Income from continuing operations in the current year third quarter totaled $2.5 million, or $0.07 per Class B share. The Company recorded income from continuing operations in the prior year third quarter of $4.8 million, or $0.13 per Class B share, inclusive of restructuring costs totaling $0.3 million after-tax, or less than $0.01 per Class B share.

Including a loss from the discontinued operations of $1.2 million after-tax or $0.03 per Class B share, third quarter fiscal year 2005 net income was $1.3 million, or $0.04 per Class B share. For the prior year third quarter, net income was $4.4 million, or $0.12 per Class B share, inclusive of a loss on the discontinued operation of $0.4 million after-tax, or $0.01 per Class B share.

The decline in third quarter fiscal year 2005 consolidated income from continuing operations when compared to the prior year is primarily attributable to a reduction in consolidated gross margin to 19.8% compared to 21.6% in the third quarter of last year. The margin decline is the result of higher commodity costs which were only partly offset by price increases to customers, increased competitive pricing pressures, and higher new product development costs. Consolidated selling, general and administrative costs for the current year third quarter decreased slightly in dollars and remained unchanged as a percent of sales when compared to the prior year. Operating income for the third quarter of fiscal year 2005 declined compared to the prior year on the lower margins and ended the quarter near breakeven. Other income of $1.6 million was recorded in the current quarter primarily related to investment income and other non-operating income compared to $1.8 million in the third quarter of last year. During the third quarter of fiscal year 2005, the Company's effective tax rate continued to benefit from higher income generated by foreign operations which have a lower tax rate. Also, as a result of various tax benefits coupled with the Company's low profit before income tax base, the Company recorded an overall income tax benefit in the current fiscal year third quarter despite having pre-tax income. The current quarter tax benefits include a reduction of income tax accruals, tax exempt income on municipal bond investments, a tax credit relating to the Company's Mexican operations, and other various tax benefits.

Operating cash flow for the third quarter of fiscal year 2005 totaled $33.2 million compared to $31.8 million in the third quarter of last year.

James C. Thyen, Chief Executive Officer and President, stated, "The higher commodity costs in our Furniture and Cabinets segment, particularly steel, flakeboard and petroleum based components, have had considerable variation over the last year with increases being sharp and hard. These commodity costs continued to impact our results significantly compared to last year. However, we have seen cost stabilization in some of those commodities over the last few months. We have been able to offset only a portion of these commodity cost increases with customer price increases within the Furniture and Cabinets segment. In our Electronic Contract Assemblies segment, we are experiencing continued competitive pricing pressures which are tightening our margins. We have made progress in reducing costs through our variable cost productivity initiatives and we applaud our team in their efforts. Our cost savings have only partially offset the impact of the competitive pricing pressures and so we continue to focus on these initiatives."

Mr. Thyen added, "During the quarter, we announced the exit of our residential furniture line within the branded furniture product offerings. Our total residential branded furniture product sales represented only 1% of Kimball International sales. Incremental exit costs that were incurred related primarily to the disposition of inventory. The exit activity is substantially complete and should be accomplished within budgeted cost estimates."

Furniture and Cabinets Segment
The Furniture and Cabinets segment reported net sales in the fiscal year 2005 third quarter of $164.0 million, an increase of 1% over net sales of $162.9 million in the same quarter last year. When compared to the prior year, sales of forest products and contract furniture and cabinets products both increased while sales of branded furniture products, which includes office and hospitality furniture, remained flat with prior year.

This segment reported a slight net loss from continuing operations in the third quarter of fiscal 2005 which is a decline from earnings from continuing operations in the prior year third quarter. Third quarter fiscal year 2005 results were hindered by manufacturing inefficiencies in select contract furniture and cabinets operations and by continued higher commodity costs when compared to the prior year third quarter. Overall, some commodity costs have begun to stabilize in relation to the most recent second quarter. Partially offsetting the commodity cost increases in the current year third quarter, earnings in this segment benefited from price increases on select products. In addition, the impact of the previously executed restructuring plans favorably impacted the current quarter when compared to the prior year.

Including an after-tax loss from discontinued operations of $1.2 million, the third quarter fiscal year 2005 net loss in this segment was a decline from the net income realized in the prior year which included a $0.4 million after-tax loss from discontinued operations.

Electronic Contract Assemblies Segment
The Electronic Contract Assemblies segment fiscal year 2005 third quarter net sales of $111.3 million decreased 3% from net sales of $114.6 million for the same quarter last year, due primarily to lower electronic assembly sales to customers in the transportation, computer and medical industries. Sales to customers in the industrial control and telecommunications industries increased during this same time period.

Income from continuing operations in this segment for the third quarter of fiscal year 2005 decreased from the same period last year. Gross margins were negatively impacted in the fiscal 2005 third quarter when compared to the prior year by overall tighter margins on products due to competitive pricing pressures, increased new product development costs and a shift in sales mix among various transportation products to those with lower margins. Partially offsetting the margin declines, the current year quarter was favorably impacted by a lower effective tax rate as a larger portion of net income in this segment was generated by foreign operations which have a lower tax rate.

Reclassification
The Company changed its classification of investments in auction rate securities to short-term investments for both fiscal 2005 and 2004. Previously these investments were included in cash and cash equivalents. The amount reclassified as of March 31, 2004 was $15.0 million. As of March 31, 2005, the Company had $26.8 million of auction rate securities classified as short-term investments.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2004.

Conference Call / Webcast
Kimball International will conduct its third quarter financial results conference call beginning at 2:00 PM Eastern Time today, May 3, 2005. To listen to the live conference call, dial 800-798-2801, or for international calls, dial 617-614-6205. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through May 13, 2005, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 38331238.

About Kimball International, Inc.
Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Furniture and Cabinets segment provides furniture for the office and hospitality industries sold under the Company's family of brand names. The Furniture and Cabinets segment also provides engineering and manufacturing services which utilize common production and support capabilities on a contract basis to customers in the residential furniture and cabinets, office furniture, and retail infrastructure industries, as well as forest products. The Electronic Contract Assemblies segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the quarter and nine-month period ended March 31, 2005, follow:

Condensed Consolidated Statements of Income
(Unaudited) ($000's, except per share data)	Three Months Ended
	March 31, 2005	March 31, 2004

Net Sales	$ 275,642	100.0%	$ 277,948	100.0%
Cost of Sales	221,001	80.2%	217,847	78.4%

Gross Profit	54,641	19.8%	60,101	21.6%

Selling, General & Administrative Expenses	54,516	19.8%	55,085	19.8%
Restructuring Expense	-0-	0.0%	901	0.3%

Operating Income	125	0.0%	4,115	1.5%
Other Income-Net	1,638	0.6%	1,822	0.6%

Income from Continuing Operations Before Income Taxes	1,763	0.6%	5,937	2.1%
Provision (Benefit) for Income Taxes	(719)	(0.3%)	1,153	0.4%

Income from Continuing Operations	2,482	0.9%	4,784	1.7%
Loss from Operations of Discontinued Operation, Net of Tax	(1,163)	(0.4%)	(417)	(0.1%)

Net Income	$ 1,319	0.5%	$ 4,367	1.6%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.06		$0.12
Class B	$0.07		$0.13
Diluted from Continuing Operations:
Class A	$0.06		$0.12
Class B	$0.07		$0.13
Basic:
Class A	$0.03		$0.11
Class B	$0.03		$0.12
Diluted:
Class A	$0.03		$0.11
Class B	$0.04		$0.12

Average Shares Outstanding
Basic	38,152		38,111
Diluted	38,721		38,582

(Unaudited) ($000's, except per share data)	Nine Months Ended
	March 31, 2005	March 31, 2004

Net Sales	$ 843,617	100.0%	$ 839,398	100.0%
Cost of Sales	668,653	79.3%	652,787	77.8%

Gross Profit	174,964	20.7%	186,611	22.2%

Selling, General & Administrative Expenses	164,890	19.5%	167,282	19.9%
Restructuring Expense	321	0.0%	3,305	0.4%

Operating Income	9,753	1.2%	16,024	1.9%
Other Income-Net	7,928	0.9%	6,630	0.8%

Income from Continuing Operations Before Income Taxes	17,681	2.1%	22,654	2.7%
Provision for Income Taxes	2,399	0.3%	6,607	0.8%

Income from Continuing Operations	15,282	1.8%	16,047	1.9%
Loss from Operations of Discontinued Operation, Net of Tax	(3,145)	(0.3%)	(1,998)	(0.2%)
Gain on Disposal of Discontinued Operation, Net of Tax	313	0.0%	-0-	0.0%

Net Income	$ 12,450	1.5%	$ 14,049	1.7%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.40		$0.41
Class B	$0.40		$0.43
Diluted from Continuing Operations:
Class A	$0.39		$0.41
Class B	$0.40		$0.42
Basic:
Class A	$0.32		$0.36
Class B	$0.33		$0.37
Diluted:
Class A	$0.31		$0.36
Class B	$0.33		$0.37

Average Shares Outstanding
Basic	38,137		38,097
Diluted	38,586		38,276

Condensed Consolidated Statements of Cash Flows
(Unaudited) ($000's)	Nine Months Ended
	March 31, 2005	March 31, 2004

Net Cash Flow provided by Operating Activities	$ 55,417	$ 53,397
Net Cash Flow used for Investing Activities	(18,043)	(32,644)
Net Cash Flow used for Financing Activities	(17,888)	(19,497)
Effect of Exchange Rates	458	327

Net Increase in Cash & Cash Equivalents	19,944	1,583
Cash & Cash Equivalents at Beginning of Period	39,991	41,291

Cash & Cash Equivalents at End of Period	$ 59,935	$ 42,874

Cash & Cash Equivalents	$ 59,935	$ 42,874
Short-Term Investments	57,816	45,818

Totals	$ 117,751	$ 88,692

Condensed Consolidated Balance Sheets ($000's)
	(Unaudited) March 31, 2005	June 30, 2004

Assets
Cash, Cash Equivalents and Short-Term Investments	$ 117,751	$ 85,482
Receivables, Net	124,776	127,411
Inventories	89,924	92,531
Other Current Assets	29,540	34,621
Property & Equipment, Net	178,241	198,146
Capitalized Software, Net	38,375	41,059
Other Assets	37,191	34,819

Totals	$ 615,798	$ 614,069

Liabilities & Share Owners' Equity
Current Liabilities	$ 157,353	$ 147,798
Long-Term Debt, Less Current Maturities	352	395
Deferred Income Taxes & Other	27,878	31,265
Share Owners' Equity	430,215	434,611

Totals	$ 615,798	$ 614,069